Exhibit 23

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
1)Registration Statement (Form S-8 No. 333-250900) dated November 19, 2020 pertaining to The Aaron’s Company, Inc. 2020 Equity and Incentive Plan, The Aaron’s Company, Inc. Employer Stock Purchase Plan and The Aaron’s Company, Inc. Deferred Compensation Plan, and
2)Registration Statement (Form S-8 No. 333-252198) dated January 19, 2021 pertaining to the Aaron’s 401(k) Retirement Plan;

of our report dated February 23, 2021, with respect to the consolidated and combined financial statements of The Aaron’s Company, Inc. included in this Annual Report (Form 10-K) of The Aaron’s Company, Inc. for the year ended December 31, 2020.

/s/ Ernst & Young LLP
Atlanta, Georgia
February 23, 2021